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                                Exhibit 4.6
             Form of 10% Unsecured Convertible Promissory Note



THIS NOTE HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED. NO INTEREST IN THIS NOTE MAY BE OFFERED OR SOLD EXCEPT PURSUANT TO (i) AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR (ii) AN EXEMPTION FROM REGISTRATION UNDER SAID ACT AND WHERE THE HOLDER HAS FURNISHED TO THE COMPANY AN OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY THAT AN EXEMPTION FROM REGISTRATION UNDER SAID ACT IS AVAILABLE.

                          NAVIDEC, INC.

                   10% UNSECURED SUBORDINATED
                   CONVERTIBLE PROMISSORY NOTE

$____,000                              As of _______________,1996
                                    Denver,  Colorado

     FOR VALUE RECEIVED, NAVIDEC, Inc., a Colorado corporation (the "Payor"), having its executive office and principal place of business at 14 Inverness Drive, Building F, Suite 116, Englewood, CO 80112, hereby promises to pay to (the "Payee"), having an address at on December 30, 1997 (the
"Maturity Date") (unless sooner converted as provided herein), at the Payee's address set forth above or at such other place as the Payee shall hereafter specify in writing, the principal sum of
                             Dollars ($   ,000) in such coin or
currency of the United States of America as at the time shall be legal tender for the payment of public and private debts. This Note may be prepaid, in whole or in part, at any time prior to the Maturity Date without penalty.

     This Note is part of a series of notes (the "Notes") being issued pursuant to the Payor's Confidential Private Placement Memorandum dated July 18, 1996 (the "Memorandum"), relating to the Payor's offering of up to $1,500,000 aggregate principal amount of Notes. This Note shall rank pari passu with all other Notes but shall be subordinated to certain other indebtedness as provided herein.


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          Reference to the Memorandum shall in no way impair the
absolute and unconditional obligation of the Payor to pay both principal and interest hereon as provided herein.

     1.   Conversion.

          If an initial public offering (the "Public Offering") which includes the Payor's Units (as defined in the Memorandum) registered with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended, is consummated prior to the Maturity Date, this Note shall be converted for each $50,000 principal amount into 28,571 Units (pro rata if the principal amount is other than $50,000 or increments thereof) on the date of consummation of the Public Offering. The number of Units issuable upon conversion of this Note may be adjusted in accordance with Section 9 and 10 when certain circumstances set forth therein occur.

     2.   Interest and Payment; Issuance of Stock on Default.

          2.1. The unpaid principal amount hereof shall bear simple interest from the date hereof at the rate of 10% per annum until the Maturity Date.

          2.2. Interest shall accrue and be payable in full on the Maturity Date or immediately prior to the consummation of the Public Offering, if so consummated on or prior to the Maturity
Date.

          2.3. If payment of the principal amount hereof and interest accrued thereon is not made on or before the Maturity Date, unless this Note is sooner converted, (A) interest shall become immediately due and payable at an interest rate equal to the lesser of (i) the Prime Rate (as defined below) plus 8%, or
(ii) the maximum rate permitted by law, and (B) 25,000 Units shall be issued to the Payee of this Note for each $50,000 principal amount of this Note (pro rata if the principal amount is other than $50,000 or increments thereof). For the purposes of this Note, "Prime Rate" shall mean the prime rate, as adjusted from time to time, as established and reported by Citibank, N.A., in New York City, from time to time or, if such rate is no longer reported by Citibank, then the rate established by any comparable bank as its prime rate, from time to time.

          2.4. In no event shall the Payee be entitled to receive


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interest, however characterized and including other consideration received in connection with this Note, at an effective rate in excess of the maximum rate permitted by law. In the event that a court of competent jurisdiction shall determine that such amounts paid or agreed to be paid by the Payor in connection with this Note causes the effective interest rate on this Note to exceed the maximum rate permitted by law, such interest or other consideration shall automatically be reduced to a rate which results in an effective interest rate under this Note equal to the maximum rate permitted by law over the term hereof, and, in such event, the Payee shall either apply to the reduction of the unpaid principal balance of this Note any amounts received by it deemed to constitute excessive interest or refund such excess to Payor.

     3.   Replacement of Note.

          3.1. In case this Note is mutilated, destroyed, lost or stolen, the Payor shall, at its sole expense, execute, register and deliver a new Note, in exchange and substitution for this Note, if mutilated, or in lieu of and substitution for this Note, if destroyed, lost or stolen. In the case of destruction, loss or theft, the Payee shall furnish to the Payor indemnity reasonably satisfactory to the Payor, and in any such case, and in the case of mutilation, the Payee shall also furnish to the Payor evidence to its reasonable satisfaction of the mutilation, destruction, loss or theft of this Note and of the ownership thereof. Any replacement Note so issued shall be in the same outstanding principal amount as this Note and dated the date to which interest shall have been paid on this Note, or if no interest shall have yet been paid, dated the date of this Note.

          3.2. Every Note issued pursuant to the provisions of
Section 3.1 hereof in substitution for this Note, shall constitute an additional contractual obligation of the Payor, whether or not this Note shall be found at any time, or be enforceable by anyone.

     4. Events of Default. If any of the following conditions, events or acts shall occur, this Note shall become immediately due and payable:

          4.1. The dissolution of the Payor or any vote in favor thereof by the Board of Directors and stockholders of the Company; or


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          4.2. The Payor's insolvency, assignment for the benefit
of creditors, application for or appointment of a receiver, filing of a voluntary or involuntary petition under any provision of the Federal Bankruptcy Code or amendments thereto or any other federal or state statute affording relief to debtors; or the commencement against the Payor of any such proceeding or filing against the Payor of any such application or petition, which proceeding, application or petition is not dismissed or withdrawn within thirty (30) days of commencement or filing as the case may be; or

          4.3. The failure by the Payor to make any payment of any amount of principal on, or accrued interest under, this Note, or any of the Notes offered pursuant to the Memorandum as and when the same shall become due and payable; or

          4.4. The sale by the Payor of all or substantially all of its assets (other than the sale of inventory in the ordinary course of business), or the merger or consolidation by the Payor with or into another corporation, except for mergers or consolidations where the Payor is the surviving entity or where the surviving entity expressly accepts and assumes all of the obligations of the Payor under all of the Offering Notes; or

          4.5. The commencement of a proceeding to foreclose the security interest or lien in any property or assets to satisfy the security interest or lien therein of any secured creditor of the Payor whose debt is in excess of $100,000; or

          4.6. The entry of a final judgment for the payment of money in excess of $100,000 by a court of competent jurisdiction against the Payor, which judgment the Payor shall not discharge (or provide for such discharge) in accordance with its terms within thirty (30) days of the date of entry thereof, or procure a stay of execution thereof within thirty (30) days from the date of entry thereof and, within such thirty (30) day period, or such longer period during which execution of such judgment shall have been stayed, appeal therefrom and cause the execution thereof to be stayed during such appeal; or

          4.7. Any attachment or levy, or the issuance of any note of eviction against the assets or properties of the Payor involving an amount in excess of $100,000, which attachment, levy or issuance is not dismissed, bonded, or otherwise terminated within thirty (30) days of the effectiveness of such attachment,


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levy or issuance; or

          4.8. The default in the due observance or performance of any material covenant, condition or agreement on the part of the Payor to be observed or performed pursuant to the terms of this Note, and such default shall continue uncured for thirty
(30) days after written notice thereof, specifying such default, shall have been given to the Payor by the holder of the Note; then, in any such event and at any time thereafter (and, in the case of an event described in Subsection 4.5 or a default in payment of accrued interest and/or principal as described in Subsection 4.3, upon 30 days written notice), while such event is continuing, the Payee shall have the right to declare an event of default hereunder ("Event of Default"), provided that upon the occurrence of an event described in Subsections 4.1 or 4.2 such event shall be deemed to be an Event of Default hereunder whether or not the Payee makes such a declaration (an "Automatic Default"), and the indebtedness evidenced by this Note shall immediately upon such declaration or Automatic Default become due and payable, both as to principal and interest, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, notwithstanding anything contained herein to the contrary.

     5. Suits for Enforcement and Remedies. If any one or more defaults shall occur and be continuing, the Payee may proceed to protect and enforce such Payee's rights either by suit in equity or by action at law, or both, whether for the specific performance of any covenant, condition or agreement contained in this Note or in any agreement or document referred to herein or in aid of the exercise of any power granted in this Note or in any agreement or document referred to herein, or proceed to enforce the payment of this Note or to enforce any other legal or equitable right of the Payee of this Note. No right or remedy herein or in any other agreement or instrument conferred upon the holder of this Note is intended to be exclusive of any other right or remedy, and each and every such right or remedy shall be cumulative and shall be in addition to every other right and remedy given hereunder or now or hereafter existing at law or in equity or by statute or otherwise.

     6.   Unconditional Obligation; Fees; Waivers; Other.

          6.1. The obligations to make the payments provided for in this Note are absolute and unconditional and not subject to


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any defense, set-off, counterclaim, rescission, recoupment or adjustment whatsoever.

          6.2. No forbearance, indulgence, delay or failure to exercise any right or remedy with respect to this Note shall operate as a waiver, nor as an acquiescence in any default, nor shall any single or partial exercise of any right or remedy preclude any other or further exercise thereof or the exercise of any other right or remedy.

          6.3. This Note may not be modified except by a writing duly executed by the Payor and the Payee.

          6.4. The Payor hereby expressly waives demand and presentment for payment, notice of nonpayment, notice of dis-honor, protest, notice of protest, bringing of suit, and dili-gence in taking any action to collect amounts called for here-under, and shall be directly and primarily liable for the payment of all sums owing and to be owing hereon, regardless of and without any notice, diligence, act or omission with respect to the collection of any amount called for hereunder or in connection with any right, lien, interest or property at any and all times which the Payee had or is existing as security for any amount called for hereunder.

          6.5. The Payor shall bear all of its expenses, including attorneys' fees incurred in connection with the preparation of this Note.

     7. Subordination. The payment of principal and interest on this Note shall be (i) subordinate in payment and right of payment to the payment or provision for payment in full of all other indebtedness (a) for money borrowed, except with respect to money borrowed from affiliates of the Payor or (b) evidenced by a note, debenture or similar instrument, in either case whether now or hereafter incurred by the Payor in the ordinary course of its business, and (ii) shall rank pari passu with all other Notes and all other unsecured indebtedness not falling within the description set forth in clause (i).

     8. Restriction on Transfer. By its acceptance of this Note, the Payee acknowledges that this Note has not been registered under the securities laws of the United States of America or any state thereof and represents that (i) this Note has been acquired for investment, and (ii) no interest in this


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Note may be offered for sale, sold, delivered after sale,
transferred, pledged, or hypothecated in the absence of registration and qualification of this Note under applicable federal and state securities laws or an opinion of counsel reasonably satisfactory to the Payor that such registration and qualification are not required.

     9.   Standard Antidilution Provisions.

     If the note is converted pursuant to Section 1. hereof, the number of Units to be received shall be subject to adjustment as follows:

         9.1 In the case the Company shall at any time after the date of the Note (i) pay a dividend of its capital stock (ii) subdivide its outstanding shares of Common Stock, (iii) combine its outstanding shares of Common Stock:

         (a) the number of Units issuable as a result of the Note conversion privileges in effect immediately prior to such date shall be multiplied by a fraction ("Adjustment Ratio"), the denominator of which shall be the number of shares of Common Stock outstanding on such date before giving effect to such stock dividend, subdivision, or combination and the numerator of which shall be the number of shares of Common Stock outstanding after giving effect thereto;

         (b) the exercise price of each Warrant which is a component of the Units shall be the exercise price immediately prior to the date of the occurrence of an event specified in (i),
(ii), or (iii) in Section 9.1 above multiplied by the inverse of the Adjustment Ratio; and

         (c) the redemption price of the Warrants shall be the redemption price of the Warrants immediately prior to the date of the occurrence of an event specified in (i), (ii) or (iii) in
Section 9.1 above multiplied by the inverse of the Adjustment
Ratio.

         9.2 If the Units issuable upon the Note conversion privileges shall be changed into the same or a different number of shares and warrants of any class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares or stock dividend provided for in Section 9.1 above, or a reorganization, merger,


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consolidation or sale of assets provided for in Section 9.3 below) then, and after such event, the Payee of this Note shall have the right but not the obligation to exercise the Note conversion privileges and receive the kind and amount, as reasonably determined by the Company's Board of Directors, of shares of Common Stock and other securities and property receivable upon such reorganization, merger, consolidation, asset sale, reclassification, or other change in exchange for shares that would have been issued if the Notes had been converted into Units immediately prior to such reorganization, reclassification, merger, consolidation, asset sale, or change, all subject to further adjustment as provided herein.

         9.3 If at any time or from time to time there shall be a reorganization of the Common Stock (other than a subdivision or combination of shares or stock dividend provided for in Section
9.1 or 9.2 above) or a merger or consolidation of the Company with or into another Corporation or other entity, or sale of all or substantially all of the Company's properties and assets to any other person, then, as part of such reorganization, merger, consolidation or sale, provision shall be made as reasonably determined by the Company's Board of Directors so that the Payee of the Note shall thereafter have the right but not the obligation to receive upon exercise of the conversion privileges of the Note, including the exercise of the warrant included in the Units, the number of shares of stock or other securities or property of the Company or the Successor entity resulting from such merger or consolidation or sale to whom a holder of Common Stock delivered upon the exercise of the conversion privileges immediately prior to such reorganization, merger, consolidation or sale, would have been entitled to receive on such reorganization, merger, consolidation or sale.

         9.4 The adjustments provided for in this Section 9 are cumulative and shall apply to successive divisions, subdivisions, combinations, reorganizations, mergers or other events contemplated herein resulting in any adjustment under the provisions of this Section, provided that, notwithstanding any other provision of this Section 9.4, no adjustment of the Units issuable upon conversion of this Note shall be required unless such adjustment would require an increase or decrease of at least 1% in the number of Units issuable upon conversion of this Note.

          9.5 Upon each adjustment of the Adjustment Ratio, the Company shall give prompt written notice thereof addressed to the


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registered Payee at the address of such Payee as shown on the records of the Company, which notice shall state the Adjustment Ratio resulting from such adjustment and the increase or decrease, if any, in the number of shares issuable upon the exercise the conversion privileges of such Payee's Note, setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

     10.  Special Antidilution Provisions

     With the exception of the options to be issued to John R. McKowen pursuant to his employment agreement, if after the date of this offering but before the conversion of this Note into Units, the Company issues or grants any Common Stock or other securities, options or other rights to purchase or acquire any Common Stock (hereafter such Common Stock, convertible stock or other securities, and the Common Stock subject to the purchase right described in this sentence is referred to as the "Additional Stock" and the date on which the Common Stock or such other securities, options or rights to acquire Common Stock are issued shall be referred to as the "Grant Date"), and if the consideration received or receivable by the Company upon the issuance of the Additional Stock or the conversion price used to determine the number of shares of Common Stock issuable upon conversion of the convertible security (hereafter such consideration is referred to as the "Additional Issue Price") is less than $1.75 per share (the "Conversion Price"), then the number of Units into which this Note shall be converted shall be determined by multiplying the number of units theretofore issuable upon conversion of this Note by a fraction, (i) the numerator of which shall be the number of shares of Common Stock outstanding on the Grant Date after giving effect to the issuance of the Additional Stock, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to the Grant Date plus the number of shares of Common Stock which the aggregate purchase price for the Additional Stock would purchase at the Conversion Price.

     11.   Miscellaneous.

          11.1. The headings of the various paragraphs of this Note are for convenience of reference only and shall in no way modify any of the terms or provisions of this Note.

          11.2.  All notices required or permitted to be given


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hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, delivered by Federal Express or other national overnight courier, or sent by registered or certified mail, return receipt requested, postage prepaid, to the address of the intended recipient set forth in the preamble to this Note or at such other address as the intended recipient shall have hereafter given to the other party hereto pursuant to the provisions hereof.

          11.3. This Note and the obligations of the Payor and the rights of the Payee shall be governed by and construed in accordance with the laws of the State of Colorado, including conflicts of laws, with respect to contracts made and to be fully performed therein.

          11.4. The Payor (a) agrees that any legal suit, action or proceeding arising out of or relating to this Note will be instituted exclusively in District Court, County of Arapahoe, State of Colorado, and the United States District Court for the District of Colorado, each and any of which shall apply Colorado law, (b) waives any objection which the Payor may have now or hereafter to the venue of any such suit, action or proceeding, and (c) irrevocably consents to the jurisdiction of the Colorado District Court, County of Arapahoe and the United States District Court for the District of Colorado in any such suit, action or proceeding. The Payor further agrees to accept and acknowledge service of any and all process which may be served in any such suit, action or proceeding in the Colorado District Court, County of Arapahoe and the United States District Court for the District of Colorado, and agrees that service of process upon the Payor mailed by certified mail to the Payor's address will be deemed in every respect effective service of process upon the Payor, in any suit, action or proceeding.

          11.5 This Note shall bind the Payor and its successors and assigns.

                              NAVIDEC,  INC.

                              By:
                                 -------------------------------
                                   Ralph Armijo, President

ATTEST:


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-------------------------------
Kevin L. Blankenship,
Secretary